Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

General

As of December 31, 2025, eToro Group Ltd. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A common shares. References herein to “we,” “us,” “our” and the “Company” refer to eToro Group Ltd. and not to any of its subsidiaries. The following description may not contain all of the information that is important to you, and we therefore refer you to our amended and restated articles of association, a copy of which is filed with the Securities and Exchange Commission (“SEC”) as an exhibit to this annual report on Form 20-F.

This section summarizes the material rights of our shareholders under British Virgin Islands law, and the material provisions of our Amended and Restated Memorandum and Articles of Association (the “A&R memorandum and articles”). We are a British Virgin Islands company and our affairs are governed by the British Virgin Islands Business Companies Act of 2004, as revised (the “Companies Act”) and, following the completion of this offering, will be governed by our A&R memorandum and articles.

Share Capital

Our authorized share capital consists of 850,000,000 Class A common shares, no par value, 75,000,000 Class B common shares, no par value and 75,000,000 preferred shares, no par value (together with the Class A common shares and the Class B common shares, the “shares”).

Our shares authorized for issuance under our A&R memorandum and articles may be issued in one or more series of shares by a resolution of our board from time to time. We may issue fractions of a share, and such fractional share will have the same corresponding fractional designations, powers, preferences, rights, qualifications, limitations and restrictions or a whole share of the same class or series of shares.

Class A Common Shares and Class B Common Shares

All issued and outstanding shares of our Class A common shares and Class B common shares will be duly authorized, validly issued, fully paid and non-assessable. All authorized but unissued shares of our Class A common shares and Class B common shares will be available for issuance by our board without any further shareholder action, except as required by the listing standards of Nasdaq. The rights of our Class A common shares and Class B common shares will be identical, except with respect to voting, conversion and transferability.

Voting Rights

The Class A common shares are entitled to one vote per share on any matter that is submitted to a vote of our shareholders. Holders of our Class B common shares are entitled to 10 votes per share on any matter submitted to our shareholders. Holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by BVI law. Our A&R memorandum and articles will not provide for cumulative voting for the election of directors.

The voting rights of our preferred shares shall be determined for each series of our preferred shares prior to authorizing the issuance of such series of our preferred shares. Therefore, our common shareholders’ voting rights may be affected by the grant of preferential voting rights to shareholders of a new class of shares which may be authorized in the future.

Conversion

Each outstanding Class B common share is convertible at any time at the option of the holder into one Class A common share. In addition, each Class B common share will automatically convert into one Class A common share upon any transfer, whether or not for value, except for certain permitted transfers, including certain transfers to family members, trusts solely for the benefit of the holder of Class B common shares or their family members, affiliates under common control with the holder of Class B common shares, and partnerships, corporations, limited liability companies, and affiliated entities where there is common voting and dispositive power between transferor and its family members and transferee and its family members, in each case as fully described in our A&R memorandum and articles. In addition, each Class B common share held by a shareholder who is a natural person, or held by permitted transferees or permitted entities of such natural person (each as described in our A&R memorandum and articles) will convert into such number of Class A common shares automatically upon the death or incapacity of such natural person.

Each outstanding Class B common share will convert automatically into one Class A common share at 5:00 p.m. New York City time on the earlier of (i) the date specified by affirmative vote or written consent of the holders of at least two-thirds (66 2⁄3%) of the outstanding Class B common shares, voting or acting as a separate class, (ii) such time on which the total number of issued and outstanding Class B common shares on a fully diluted basis (assuming for such purpose the conversion and exercise of any and all outstanding rights or securities that are convertible or exercisable into Class B common shares) represent less than fifteen percent (15%) of the total number of issued and outstanding Class B common shares on a fully diluted basis (calculated in the same manner) as of the closing date of our initial public offering, or (iii) the date that is 10 years from the closing of our initial public offering.

Once converted into Class A common shares, the Class B common shares may not be reissued.

Distribution and Liquidation rights

Our board may authorize a dividend to be paid to the holders of our shares by adopting a resolution in favor of the dividend if our board is satisfied that we satisfy a solvency test, meaning that, on reasonable grounds, immediately after such distribution, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due (“Solvency Test”) and otherwise as may be authorized, with distribution and liquidation rights, in proportion to their respective shareholdings. Dividends may be paid in money, shares or other property. Notice of any dividend that may have been declared will be given to each shareholder, and all dividends unclaimed for three years after having been declared may be forfeited for our benefit. No dividend will bear interest as against us and no dividend will be paid on our treasury shares.

Our board may authorize a distribution by adopting a resolution in favor of the distribution if our board is satisfied that we satisfy the Solvency Test. In order that we may determine our shareholders entitled to receive payment of any distribution, our board may fix a record date, which record date will not precede the date upon which the resolution of our board fixing the record date is adopted, and which record date will not be more than 60 days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose will be at the close of the calendar day on which our board adopts the resolution relating to the distribution.

On our liquidation, dissolution, or winding-up, the holders of Class A common shares and Class B common shares will be entitled to share equally, identically, and ratably in all assets remaining after the payment of any liabilities, liquidation preferences and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred shares, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class.

The distribution and liquidation rights of our preferred shares shall be determined for each series of our preferred shares prior to authorizing the issuance of such series of our preferred shares. Therefore, our common shareholders’ liquidation right, as well as the right to receive dividends, may be affected by the grant of preferential dividend, distribution or liquidation preference rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Redemption

Our shares are not redeemable at the shareholders’ option under our A&R memorandum and articles. Unless we are permitted by the Companies Act or any other provision in our A&R memorandum and articles, we may redeem our shares only with (i) the consent of the shareholders whose shares are to be redeemed and (ii) a resolution of our board containing a statement that we satisfy the Solvency Test after such redemption; provided, however, that the consent from the shareholders is not needed for (a) compulsory redemption with respect to fractional shares held by shareholders in the circumstance of share division and (b) compulsory redemption, at the request of shareholders holding 90% of the votes of the outstanding shares entitled to vote, of the remaining issued shares.

Preferred Shares

Each series of our preferred shares shall have such designations, powers, preferences, rights, qualifications, limitations and restrictions as specified by our board pursuant to resolutions approving the issuance of such series of preferred shares; provided, however, that prior to such issuance, our board shall determine the designations, powers, preferences, rights, qualifications, limitations and restrictions of each series of preferred shares, including, if applicable: (a) the designation and number of shares and the subscription price thereof, (b) the voting rights, (c) the dividends rights (d) whether such shares will be subject to redemption by us and the conditions of such redemption, (e) the rights to receive distribution upon liquidation and the terms thereof, (f) the rights to convert or exchange such series, (g) any limitations and restrictions upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by us of, such shares and (h) any conditions or restrictions upon the creation of indebtedness or upon the issue of any additional shares.

Our board shall not be required to obtain any approval of the shareholders in respect of the issuance of our preferred shares and the related amendments, if any, to our A&R memorandum and articles.

Shareholder meetings

Our board may convene meetings of our shareholders at such times and in such manner and places within or outside the BVI as our board considers necessary or desirable; provided that at least one shareholders meeting must be held each year. In addition, upon the written request of shareholders holding at least the required percentage under the Companies Act of our voting rights entitled to vote in respect of the matter for which the meeting is requested, our board will convene a shareholders meeting. Any such request will contain the evidence reasonably satisfactory to our board, in its sole discretion, with respect to the identity of such requesting shareholder(s) (including the ownership of our Class A common shares and Class B common shares) and state the proposed purpose of the meeting. Our board will be entitled to determine the date, time and place, if any, of such requested shareholders meeting. Our board will give not less than seven days’ notice of a shareholders meeting to those shareholders whose names on the date the notice is given appear as shareholders in the transfer agent records of eToro and are entitled to vote at the meeting. Our board may fix as the record date for determining those shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

A shareholder may be represented at a shareholders meeting by a proxy who may speak and vote on behalf of the appointing shareholder. The instrument appointing a proxy must be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy must be presented. A proxy need not be a shareholder, and a shareholder may appoint one or more than one person to act as such shareholder’s proxy. On a poll, votes may be given in person or by proxy, and a shareholder entitled to more than one vote need not, if such shareholder votes, use all of such shareholder’s votes or cast all the votes such shareholder uses in the same way. The appointment of a proxy does not prevent a shareholder from attending and voting in person at the meeting or an adjournment or on a poll. The appointment of a proxy is (unless the contrary is stated in such proxy) valid for an adjournment of the meeting as well as for the meeting or meetings to which it relates and is valid for 12 months following the date of execution unless terminated earlier.

A resolution of shareholders is valid only if approved at a duly convened and constituted shareholders meeting by the affirmative vote of a majority of the votes cast. No action may be taken by shareholders except at a duly convened and constituted shareholders meeting, and no action may be taken by shareholders by written consent unless the action to be effected by written consent of the shareholders and the taking of such action by such written consent have expressly been approved in advance by the board.

Staggered Board

Our board is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our shareholders by a plurality of the votes cast. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for shareholders to replace a majority of the directors.

Quorum

A shareholders meeting is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than one-third of the shares entitled to vote on resolutions of shareholders to be considered at the meeting, if the meeting was called by shareholders. If the meeting was called by our board, a shareholders meeting is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than one-fourth of the shares entitled to vote on resolutions of shareholders to be considered at the meeting and if at the time of such shareholders meeting we are qualified to use the forms of a “foreign private issuer” under U.S. securities laws. A quorum may comprise a single shareholder or proxy, and such person may pass a resolution of shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument will constitute a valid resolution of our shareholders.

If within one hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of our shareholders, will be dissolved; however, in any other case, it will stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as our board may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than the original quorum required to vote on the matters to be considered by the meeting, those present will constitute a quorum but otherwise the meeting will be dissolved. Notice of the adjourned meeting need not be given if the date, time and place of such meeting are announced at the meeting at which the adjournment is taken.

Voting Requirements

Our A&R memorandum and articles provide that all shareholder resolutions require the affirmative vote of a majority of the votes cast, unless a higher percentage is otherwise required by law or by the A&R memorandum and articles. No action may be taken by our shareholders except at a duly convened and constituted meeting of shareholders, and no action may be taken by our shareholders by written consent unless the action to be effected by written consent of the shareholders and the taking of such action by such written consent have expressly been approved in advance by our board.

We may amend our A&R memorandum and articles by the affirmative vote of at least a majority of the votes cast at a meeting of shareholders, provided that such amendment has been approved in advance by our board.

Under our A&R memorandum and articles, the variation of the rights of any class of our shares requires the approval by a resolution of the general meeting of the holders of all shares as one class, and in addition (i) in the event that such variation of rights relates to the rights of a specific class in a manner different than other classes, a resolution is required to be approved at a separate class meeting of such class of shares and, (ii) any amendment to the rights of the Class B common shares requires at least two-thirds (66 2⁄3%) of the total voting power of the then issued and outstanding Class B common shares. Any amendment of our A&R memorandum and articles with respect to the staggered board, director removal standard or the provision relating to the size of the board, will require the affirmative vote of at least two-thirds (66 2⁄3%) of the shares entitled to vote at a meeting of shareholders. Any amendment to the provisions in our A&R memorandum and articles relating to our dual class structure—including, inter alia, the voting rights of our Class B common shares, dividends and distributions to each class and voluntary and automatic conversion procedures and mechanisms of our Class B common shares—will require both (a) a resolution adopted by a majority of the total share capital and (b) a resolution adopted by a separate class meeting of the Class B common shares by at least two-thirds (66 2⁄3%) of the total voting power of the then issued and outstanding Class B common shares. In no event shall any amendment to our A&R memorandum and articles be made unless our board has approved the adoption of such amendment.

Our A&R memorandum and articles provide that the removal of any director from office requires the affirmative vote of at least two-thirds (66 2⁄3%) of the shares entitled to vote at a meeting for the election of directors.

We are engaged in a highly regulated business. Certain regulatory authorities require that a person may not acquire more than 9.99% of our issued share capital or voting power unless the acquiring shareholder has been granted a license by such regulatory authorities or such ownership is otherwise approved. Our A&R memorandum and articles require that, in the event that we become aware that any person beneficially owns, together with its affiliates, more than 9.99% of our issued share capital or voting power, then all shares that exceed such 9.99% threshold (the “Excess Shares”) shall be deemed not to have any voting rights and/or any rights to receive distributions from us, and we may disregard any voting or distribution rights attached to such Excess Shares, until such time that we are satisfied, in our sole discretion, that all regulatory requirements applicable to the Excess Shares have been fully complied with and that all licenses and permits to which we or any of our subsidiaries are subject are not adversely affected as a result of such Excess Shares. The board may determine that Excess Shares shall cease to constitute Excess Shares subject to conditions or qualifications.

Access to corporate records

Under the Companies Act, each shareholder is entitled, on giving written notice to us, to inspect (i) our A&R memorandum and articles, (ii) register of members, (iii) register of directors and (iv) minutes of meetings and resolutions of members and of those classes of members of which such person is a member. However, our board may, if they are satisfied that it would be contrary to our interests to allow a member to inspect any document listed above (or any part thereof), refuse the member to inspect the document or limit the inspection of the document.

Changes in capital

Our A&R memorandum and articles enable us to increase or decrease our share capital. Any such changes are subject to the laws of BVI and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital; provided that no decrease will reduce the number of shares of a class to a number less than the number of shares of such class then issued and outstanding plus the number of shares of such class reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by us convertible into such class of shares.

Limitations on liability and indemnification of officers and directors

Under the Companies Act, a company’s articles of association may provide for indemnification of officers and directors to the maximum extent without any limitation; provided that no such provision is in contravention of the company’s articles of association nor that it is held by the BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our A&R memorandum and articles, to the fullest extent permitted by law, the directors of our board will not be personally liable to us or any shareholder for any acts or omissions in the performance of their duties as directors. In addition, we will indemnify our directors or any person who is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise against expenses (including legal fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with legal, administrative or investigative proceedings to which they are a party or are threatened to be made a party by reason of their acting as our directors or agents; provided that, in order to qualify for indemnification, such persons must have acted honestly and in good faith and in the best interest of the company, and without reasonable cause to believe that their conduct was unlawful.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Exclusive forum

Our A&R memorandum and articles provide that, unless we consent in writing to the selection of an alternative forum, the courts of BVI will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee, to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of British Virgin Islands law or our A&R memorandum and articles or (iv) any action asserting a claim against us governed by the internal affairs doctrine. This provision will not apply claims arising under the Securities Act, the Exchange Act or other claims for which there is a concurrent or exclusive federal jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act or the rules and regulations thereunder. Failure to enforce the foregoing provisions would cause us irreparable harm and we shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in our shares shall be deemed to have notice of and consented to the provisions of the forum selection clause in our A&R memorandum and articles. The existence of any prior written consent by us to the selection of an alternative forum shall not act as a waiver of our ongoing consent right as set forth above with respect to any current or future actions or claims.

Mergers and similar arrangements

Under the laws of BVI, two or more companies may merge or consolidate in accordance with Section 170 of the Companies Act. The information set forth below summarizes the relevant rules on mergers under the Companies Act.

For purposes of this section, a “merger” means the merging of two or more constituent companies into one of the constituent companies, and a “consolidation” means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders. While a director may vote on the plan even if he has a financial interest in the plan of merger of consolidation, in order for the resolution to be valid, the interest must have been disclosed to the board forthwith upon him becoming aware of such interest. The transaction will not be avoidable if the shareholders approve it.

Shareholders of the constituent companies not otherwise entitled to vote on a merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the applicable plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive cash, debt obligations or other securities of the surviving or consolidated company, or other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) and a consolidation. A shareholder properly exercising his dissent rights is entitled to payment of the fair value of their shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must within 20 days following the date of the vote of the shareholders authorizing the merger or consolidation, give notice of this fact to each shareholder who gave written objection, and to each shareholder who did not receive notice of the meeting. Such shareholders then have 20 days following the date of the notice to give to the company their written election in the form specified by the Companies Act to dissent from the merger or consolidation; provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of the election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of the relevant shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the applicable merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value. The company and the shareholder then have 30 days to agree upon the price. If the company and the shareholder fail to agree on the price within the 30 days, then the company and the shareholder will each designate an appraiser and these two appraisers will designate a third appraiser. These three appraisers will fix the fair value of the shares as of the close of business on the day before the shareholders approved the transaction without taking into account any change in value as a result of the transaction.

Antitakeover provisions

The Companies Act does not currently prevent companies from adopting a wide range of defensive measures. Some provisions of our A&R memorandum and articles may discourage, delay or prevent a change in control of us or management that our shareholders may consider favorable. Our A&R memorandum and articles will contain the following provisions which may be regarded as defensive measures: (i) our dual class structure, (ii) the existence of a staggered board, (iii) the right of our board to issue preferred shares and to determine the voting, dividend, and other rights of preferred shares without shareholder approval, (iv) the ability of our directors, and not shareholders, to fill vacancies on our board in most circumstances and to determine the size of our board, (v) the requirement for two-thirds (66 2⁄3%) affirmative approval by shareholders in order to remove directors or adopt, amend or repeal certain provisions of our A&R memorandum and articles, including with respect to the staggered board or director removal standard, and, for so long as any Class B common shares are outstanding the holders of at least two-thirds (66 2⁄3%) of the Class B common shares outstanding at the time of such vote, voting as a separate series, to adopt, amend or repeal certain provisions of our A&R memorandum and articles, (vi) the prohibition on shareholders acting by written consent without prior board approval, (vii) the absence of cumulative rights in the election of directors, (viii) the prohibition on shareholders to approve an amendment to our A&R memorandum and articles unless prior board approval has been obtained and (ix) limitations on shareholders owning more than 9.99% of our Class A common shares and Class B common shares, voting together as a single class, without the approval of applicable regulatory authorities.

Transfer agent and registrar

The transfer agent and registrar for our Class A common shares is Equiniti Trust Company, LLC.

Listing

Our Class A common shares are listed on the Nasdaq Global Select Market under the symbol “ETOR.”